UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On December 3, 2020, Luna Innovations Incorporated (the “Company”) entered into and closed a Share Purchase Agreement (the “Share Purchase Agreement”) with QinetiQ Holdings Limited (“QinetiQ” or the “Parent”) for the purchase of all of the shares of OptaSense Holdings Limited (“OptaSense”). Pursuant to the Share Purchase Agreement, the Company acquired all outstanding shares of OptaSense for aggregate consideration of £29.0 million (approximately $38.9 million using the exchange rate on the purchase date) subject to adjustment as described in the Share Purchase Agreement (the “Acquisition”). In addition, for a period of two years after closing, QinetiQ has agreed not, directly or indirectly, alone or jointly with any other person, to compete or engage in any competing business with the Company in countries in which OptaSense operates and not to solicit customers, employees or suppliers of the Company, subject to specified exceptions. QinetiQ has also agreed to provide specified transitional services for a period of six months after closing.
    OptaSense is a developer and supplier of advanced fiber-optic acoustic sensor systems and other related systems.
To finance the acquisition, the Company borrowed funds pursuant to a Loan Agreement dated December 1, 2020 with PNC Bank, National Association, as set forth below (collectively, the "Financing"):
•$12.5 million term loan under a term loan facility, and
•$7.6 million revolving loan under a $15.0 million revolving credit facility.
The remaining cash consideration was funded using cash on hand.
The unaudited pro forma condensed combined financial statements (“pro forma financial information”) have been prepared based on the historical financial statements of the Company and OptaSense and are intended to provide information about how the Acquisition and Financing might have affected the Company's historical consolidated financial statements.
The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical consolidated balance sheet of the Company, derived from the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on November 9, 2020, and the historical consolidated balance sheet of OptaSense as of September 30, 2020, as if such subsequent acquisition had occurred on September 30, 2020.
The Company reports its results on a calendar year basis. Prior to the Acquisition, OptaSense maintained its accounting on the basis of a fiscal year ending on March 31. Pursuant to regulations of the Securities and Exchange Commission, the Company is permitted, for the purpose of these pro forma financial statements, to combine statements of operations for periods which have different ending dates so long as the periods combined are of equal length and are not more than 93 days apart. The accompanying unaudited combined pro forma statement of operations for the year ended December 31, 2019 combines the historical consolidated results of operations of the Company, derived from the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020, and the historical consolidated results of operations of OptaSense for the most recently completed fiscal year ended March 31, 2020, as if such acquisition had occurred on January 1, 2019.
The accompanying unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the historical consolidated results of operations of the Company, derived from the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2020 and the historical consolidated results of operations of OptaSense for the nine months ended September 30, 2020.
The use of the non-conforming historical year-end of OptaSense in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 resulted in the three-months period ended March 31, 2020 to be included more than once in these unaudited pro forma condensed combined statements of operations. The historical sales and pretax loss for the three-month period ended March 31, 2020 included in both the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 totaled $7.7 million and $0.5 million, respectively.
The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Acquisition and Financing, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma financial information and:
• the historical unaudited financial statements of Luna Innovations Incorporated for the quarter ended September 30, 2020, included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2020;
• the historical audited financial statements of Luna Innovations Incorporated for the year ended December 31, 2019, included in Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020; and
• the historical audited financial statements of OptaSense for the year ended March 31, 2020, as filed in this Current Report on Form 8-K/A.
The unaudited pro forma condensed combined financial statements are presented using the acquisition method of accounting, with the Company as the acquirer. The unaudited pro forma condensed combined financial information will differ from the final acquisition accounting for a number of reasons, including that the estimates of fair values of assets acquired and liabilities assumed are preliminary and subject to change when the formal valuation is finalized. The Company measured OptaSense’s assets acquired and OptaSense’s liabilities assumed at their fair values as of the closing of the Acquisition. Any excess of the purchase price over the fair value of OptaSense's net assets has been recorded as goodwill.
The unaudited pro forma combined condensed financial information has been prepared by management in accordance with Article 11 of Regulation S-X of the SEC and it is not necessarily indicative of the combined financial position or combined results of operations that would have been realized had the Acquisition and related Financing all occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future combined results of operations after the Acquisition. The accompanying unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not include any expected integration activities, cost savings, synergies or restructuring actions which may be achievable subsequent to the Acquisition or the impact of any non-recurring activity and one-time transaction related costs to be incurred in the subsequent reporting periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF
LUNA INNOVATIONS INCORPORATED AND OPTASENSE HOLDINGS LIMITED
SEPTEMBER 30, 2020
(in thousands)

	Historical			Pro Forma Adjustments
Assets	Luna		OptaSense	Financing		Purchase Accounting		Pro Forma Combined
Current assets:
Cash and cash equivalents	$26,422		$2,557	$19,914	A	$(37,412)	D	$11,481
Accounts receivable, net	18,254		5,346	—		—		23,600
Contract assets	4,219		2,496	—		—		6,715
Inventory, net	11,713		12,833	—		401	E	24,947
Prepaid expenses and other current assets	3,268		1,697	68	A	—		5,033
Total current assets	63,876		24,929	19,982		(37,011)		71,776
Property and equipment, net	2,111		1,266	—		—		3,377
Intangible assets, net	9,193		2,171	—		8,659	F	20,023
Goodwill	10,542		—	—		6,832	G	17,374
Long term contract assets	577		—	—		—		577
Other assets	7,855		3,168	—		551	H	11,574
Deferred tax asset	1,729		25	—		—		1,754
Total assets	$95,883		$31,559	$19,982		$(20,969)		$126,455

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,177		$1,422	$—		$2,150	I	$6,749
Accrued liabilities	7,716		5,075	—		582	J	13,373
Contract liabilities	3,721		2,567	—		—		6,288
Current portion of long-term debt	—		—	4,167	A	—		4,167
Total current liabilities	14,614		9,064	4,167		2,732		30,577
Long-term debt	—			15,815	A	—		15,815
Other long-term liabilities	7,761		585	—		359	J	8,705
Deferred tax liability	—	—	—	—		—	K	—
Loan from Parent	—		4,085	—		(4,085)	L	—
Total non-current liabilities	7,761		4,670	15,815		(3,726)		24,520
Total liabilities	22,375		13,734	19,982		(994)		55,097

Stockholders’ equity	73,508		17,825	—		(19,975)	M	71,358
Total liabilities and stockholders’ equity	$95,883		$31,559	$19,982		$(20,969)		$126,455

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF
LUNA INNOVATIONS INCORPORATED AND OPTASENSE HOLDINGS LIMITED
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(in thousands, except share and per share data)

	Historical		Pro Forma Adjustments
	Luna	OptaSense	Financing/Other		Purchase Accounting		Pro Forma Combined
Revenues:
Lightwave	$39,837	$17,695	$—		$—		$57,532
Luna Labs	16,929	—	—		—		16,929
Total revenues	56,766	17,695	—		—		74,461
Cost of revenues:
Lightwave	15,736	5,987	—		—		21,723
Luna Labs	12,200	—	—		—		12,200
Total cost of revenues	27,936	5,987	—		—		33,923
Gross profit	28,830	11,708	—		—		40,538
Operating expense:
Selling, general and administrative	19,085	12,050	—		235	N	31,370
Research, development and engineering	4,717	3,129	—		—		7,846
Loss on sale of property and equipment	576	—	—		—		576
Total operating expense	24,378	15,179	—		235		39,792
Operating income (loss)	4,452	(3,471)	—		(235)		746
Other income (expense):
Investment income	65	12	—		—		77
Other income	19	54,599	(54,599)	B	—		19
Interest expense	(2)	(908)	586	B	—		(324)
Total other income	82	53,703	(54,013)		—		(228)
Income (loss) from continuing operations before income taxes	4,534	50,232	(54,013)		(235)		518
Income tax benefit	(257)	(781)	147	C	(59)	O	(950)
Net income (loss) from continuing operations	$4,791	$51,013	$440		$(176)		$1,468

Net income per share from continuing operations:
Basic	$0.16						$0.05
Diluted	$0.15						$0.05
Weighted average shares:
Basic	30,593,954						30,593,957
Diluted	32,478,625						32,478,625

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF
LUNA INNOVATIONS INCORPORATED AND OPTASENSE HOLDINGS LIMITED
FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share data)

	Historical		Pro Forma Adjustments
	Luna	OptaSense	Financing		Purchase Accounting		Pro Forma Combined
Revenues:
Products and licensing	$44,491	$30,926	$—		$—		$75,417
Technology development	26,025	—	—		—		26,025
Total revenues	70,516	30,926	—		—		101,442
Cost of revenues:
Products and licensing	16,684	14,290	—		—		30,974
Technology development	18,649	—	—		—		18,649
Total cost of revenues	35,333	14,290	—		—		49,623
Gross profit	35,183	16,636	—		—		51,819
Operating expense:
Selling, general and administrative	24,371	15,174	—		(17)	N	39,528
Research, development and engineering	7,496	6,328	—		—		13,824
Total operating expense	31,867	21,502	—		(17)		53,352
Operating income	3,316	(4,866)	—		17		37
Other income (expense):
Investment income	393	—	—		—		393
Other expense	(4)	—	—		—		(4)
Interest expense	(16)	(2,957)	2,454	B	—		(519)
Total other income	373	(2,957)	2,454		—		(130)
Income (loss) from continuing operations before income taxes	3,689	(7,823)	2,454		17		(1,663)
Income tax (benefit) expense	(1,654)	(935)	614	C	4	O	(1,971)
Net income (loss) from continuing operations	$5,343	$(6,888)	$1,840		$13		$308

Net income per share from continuing operations:
Basic	$0.19						$0.01
Diluted	$0.17						$0.01
Weighted average shares:
Basic	28,688,867						28,688,867
Diluted	31,840,584						31,840,584

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1.     Basis of Pro forma Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the rules and regulations of SEC Regulation S-X and present the pro forma financial position and results of operations of the combined companies based upon the historical data of the Company and OptaSense, after giving effect to the Acquisition, related financings and pro forma adjustments as described in these notes.
Pro forma adjustments are included only to the extent they are (i) directly attributable to the Acquisition and related financings, (ii) factually supportable, and (iii) with respect to the statement of operations only, expected to have a continuing impact on the combined results. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Acquisition. The unaudited pro forma condensed combined statements of operations do not reflect non-recurring expenses directly attributable to the Acquisition, including fees to attorneys, accountants and other professional advisors, and other transaction-related costs. However, the impact of such expenses incurred subsequent to the balance sheet date are reflected in the unaudited pro forma condensed combined balance sheet as accrued liabilities. This amount does not include estimates for fees that are not readily determinable or factually supportable. The unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet give effect to the Acquisition and the related financings as if both had occurred on January 1, 2019, and September 30, 2020, respectively.
        The historical consolidated financial statements of the Company are prepared in accordance with U.S. GAAP and are shown in U.S. dollars. The historical consolidated financial statements of OptaSense are prepared in accordance with U.S. GAAP, and are translated into U.S. dollars, for purposes of the pro forma financial information. The revenue and expenses were translated using average exchange rates for the periods noted, and the assets and liabilities were translated using the exchange rate as of the balance sheet date.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved had the Acquisition and related financings been completed as of the dates indicated above.
Certain amounts in OptaSense’s historical balance sheet and statements of operations have been conformed to the Company’s presentation.
2.     Credit Agreement
In connection with the signing of the Share Purchase Agreement, on December 3, 2020, the Company entered into a Loan Agreement (the “Credit Agreement”) with PNC Bank, National Association, as lender (the “Lender”) and the Company’s domestic subsidiaries as guarantors. The Loan Agreement provides a $12.5 million term loan facility (the “Term Loan”) and a $15.0 million revolving credit facility (the “Revolving Line”), which include a $3.0 letter of credit sublimit. On December 1, 2020, the Company borrowed the full amount of the Term Loan from the Lender pursuant to a term note (the “Term Note”) and a $7.6 million revolving loan (the “Revolving Loan”) pursuant to a revolving line of credit note. The Company may repay and reborrow advances under the Revolving Line from time to time pursuant to the Revolving Line of Credit Note.
The Company used the proceeds from the Term Loan and the Revolving Loan to pay, in part, the consideration for the Acquisition described above. The Company’s obligations under the Loan Agreement are secured by a first priority perfected security interest in substantially all of the Company’s assets.
The Term Loan matures on December 1, 2023. The Term Loan is due and payable in 12 equal quarterly payments of principal and interest. The Term Loan bears interest at a floating per annum rate equal to the sum of (a) LIBOR plus (b) a margin ranging from 1.75% to 2.25% depending on the Net Leverage Ratio (as defined in the Loan Agreement). The Company may prepay the Term Loan without penalty or premium.

The Revolving Line expires on December 1, 2023. Borrowings under the Revolving Line will bear interest at a floating per annum rate equal to the sum of (a) LIBOR plus (b) a margin ranging from 1.75% to 2.25% depending on the Net Leverage Ratio. Accrued interest will be due and payable on the first day of each month and the outstanding principal balance and any accrued but unpaid interest will be due and payable on December 1, 2023. The unused portion of the Revolving Line will accrue a fee equal to 0.20% per annum multiplied by the quarterly average unused amount.
Provided that the Company’s obligations under the Loan Agreement have been satisfied, the Company may terminate the Loan Agreement at any time upon three business days’ advance written notice to the Lender.
3.     Preliminary Purchase Price and Purchase Price Allocation
The Acquisition will be accounted for using the acquisition method of accounting, which requires an allocation of the purchase price to the net assets acquired, based on their fair values as of the date of the Acquisition. Pro forma purchase price allocation adjustments have been made for the purpose of providing pro forma financial information based on current estimates and currently available information. These amounts are preliminary and subject to revision based on final determination of fair value and the final allocation of the purchase price to the assets and liabilities of OptaSense, and the revisions could be material. The table below summarizes the preliminary allocation of purchase price to the tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimates of their respective fair values for purposes of the pro forma financial information as if the Acquisition closed on September 30, 2020:

(in thousands)
Consideration transferred	$37,412

Cash	$2,557
Accounts receivable	5,346
Inventory	13,234
Other current assets	4,193
Property and equipment	1,266
Other assets	3,719
Intangible assets	10,830
Deferred tax assets (liabilities), net	25
Accounts payable and other current liabilities	(8,984)
Operating lease liabilities	(1,606)
Fair value of identifiable net assets acquired	30,580
Goodwill	$6,832
The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be finalized. The purchase price allocation will remain preliminary until the Company’s management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Acquisition and is based on the fair values of the assets acquired and liabilities assumed as of the Acquisition closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements for the reasons described above.
For acquired working capital accounts, such as accounts receivable, contract assets and other current assets, accounts payable and accrued expenses, management determined that no preliminary fair value adjustments were required due to the short timeframe until settlement for these assets and liabilities. The estimated fair value of the acquired inventory was based upon the estimated selling price of the inventory less an estimate for the costs to sell the inventory, adjusted for the inventory items that were deemed slow moving.

Management will measure the lease liabilities at the present value of the remaining lease payments, as if the acquired leases were the new leases of the Company at the acquisition date. The right-of-use assets will be the same amount as the lease liabilities. Adjustment to reflect favorable or unfavorable terms of the leases when compared with market terms was not deemed to be necessary.
For purposes of this unaudited pro forma financial information, the Company used the assumption that the carrying values of OptaSense property and equipment approximates its fair value. As a result, no adjustment has been made to property and equipment depreciation expense. This is a preliminary assumption based on information currently available and is subject to revision based on the final determination of fair value.
Identifiable intangible assets acquired include the following:

	Fair value	Weighted average amortization period
	(in thousands)	(in years)

Trade names	$2,481	15.0
Proprietary technology	7,095	10.0
Customer relationships	582	5.0
Backlog	672	3.0
Total fair value of identified intangible assets	$10,830	10.4
            The establishment of the fair value of consideration for acquisitions requires the extensive use of significant estimates and judgment to establish the fair value. Significant judgment is required in determining the estimated fair value of acquired intangible assets by using the following valuation methodologies:
Trade names: To estimate the preliminary fair value of the trade names, the Company applied the relief from royalty methodology of the income approach. This method is based on the supposition that in lieu of ownership, a company would be willing to pay a royalty in order to exploit the related benefits of the trade names. The value of the trade names was determined by discounting the inherent after-tax royalty savings associated with ownership or possession of the trade names over the expected useful life.
Proprietary technology: OptaSense internally developed coherent reflection technique for creating highly sensitive acoustic sensors. Such technology provides customers with the monitoring solutions for traffic flow, perimeter security, a pipeline leak detection, applications for oil field services, and other, which has a value to a market participant. To estimate the preliminary fair value of proprietary technology, management used the multi-period excess earnings methodology, which estimates value based on the present value of future economic benefits.
Customer relationships: To estimate the preliminary fair value of customer relationships, which represents a source of repeat business, management applied a single asset utilizing the cost approach, which estimates the value based on the costs necessary to rebuild the existing customer base.
Backlog: To estimate the preliminary fair value of order or production backlog, management used the multi-period excess earnings methodology, which estimates value based on the present value of future economic benefits, based on projected EBITDA levels over the next three years.
The fair value estimate for intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing similar assets, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for the intangible assets, may differ from this preliminary determination.

The pro forma purchase price allocation presented is for illustrative purposes only and these amounts are not intended to represent or be indicative of the purchase price allocation that would have been reported to give effect to the acquisition as if it had occurred as of the pro forma balance sheet date. The final purchase price allocation could result in a materially different allocation than that presented in these unaudited pro forma condensed combined financial statements. Such adjustments may result in, among other things, an increase or decrease in tangible fixed assets and goodwill and the establishment of intangible assets. If it is ultimately determined that the fair value of acquired assets and liabilities, including any identifiable intangible assets is different, the amount allocated to goodwill may be materiality different. The goodwill of $10.3 million represents the excess of the preliminary estimated purchase consideration over the preliminary fair value of OptaSense's tangible and separately identified intangible assets acquired and liabilities assumed. Goodwill is comprised of the value of intangible assets that do not qualify for separate recognition; for example, expected synergies, income tax savings and other benefits arising from the merger.
4. Financing Adjustments
To finance the Acquisition, the Company borrowed approximately $20.1 million, with the remaining amount of consideration funded using cash on hand for total cash consideration of approximately £29.0 million, approximately $37.4 million using the exchange rate on September 30, 2020 (1.29 $/£).
A Represents an increase in cash and cash equivalents and long-term debt, less current portion, for issuance of term loan and revolving loan borrowings, net of the deferred financing costs of $0.1 million ($0.1 million of which attributed to the Term Note and $0.1 million of which attributed to the Revolving Loan and recognized as a current asset), as described in the Note 2. Credit Agreement above.
B Represents the forgiveness of an intercompany loan to the Parent.

Represents the net decrease to interest expense resulting from interest on the new Term Note and Revolving Loan to finance the acquisition of OptaSense and the extinguishment of the existing loan from Parent and the amortization of related debt issuance costs as follows:

	Nine months ended September 30, 2020	Year ended of December 31, 2019
	(in thousands)
Elimination of interest expense from loan from Parent (i)	$(908)	$(2,980)
Interest expense on Term Note and Revolving Loan (ii)	287	469
Amortization of Term Note and Revolving Loan debt issuance costs (iii)	35	57
	$(586)	$(2,454)
(i) Represents the elimination of historical interest expense related to the loans from Parent because the outstanding principal amounts of such loans from Parent were not assumed liabilities by the Company.
(ii) In determining pro forma interest expense, the Company used the weighted average interest rate of 2.48% for borrowings used to fund the Acquisition. A hypothetical 1/8 percentage point increase/decrease in the weighted average interest rate used would result in an increase/decrease of approximately $0.02 million in annual pro forma interest expense.
(iii) Represents the estimated amortization of deferred financing costs incurred through the issuance of the New Term Loan and Revolving Loan. See Note 4 Financing Adjustments.
C Income tax effects on the financing adjustments were calculated based on the estimated blended statutory income tax rate of 25% for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.

5. Purchase Accounting Adjustments
5.1.     Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
D Represents a decrease in cash and cash equivalents of $37.4 million for OptaSense, using the exchange rate as of September 30, 2020. See Note 3, Preliminary Purchase Price and Preliminary Purchase Price Allocation, for additional information.
E Represents an $0.4 million adjustment to increase the carrying value of OptaSense’s inventory to its estimated acquisition date fair value. As a result of this adjustment, the estimated inventory step-up will increase cost of sales as the acquired inventory is sold within the first turn of inventory after the OptaSense Acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma condensed combined statements of operations.
F To eliminate OptaSense’s previously existing intangible assets and to record the preliminary fair value of OptaSense’s acquired identifiable intangible assets, including trade names, proprietary technology, customer relationships and backlog. Adjustments to intangible assets consist of the following:

As of September 30, 2020
(in thousands)
Fair value of acquired intangible assets (i)	$10,830
Elimination of OptaSense pre-acquisition intangible assets	(2,171)
Pro forma adjustment to intangible assets, net	$8,659
i. Represents fair value of acquired intangible assets. See Note 3. Preliminary Purchase Price and Preliminary Purchase Price Allocation.
G Represents a net adjustment to pro forma goodwill resulting from the preliminary application of acquisition accounting to the assets and liabilities of OptaSense.
H Represents recognition of right of use assets in connection with the entering into a lease agreement with QinetiQ on the Acquisition date, for the office space in Farnborough historically occupied by OptaSense. Prior to the Acquisition, the cost for the office space was allocated by QinetiQ to OptaSense via intercompany cost allocation.
I To accrue for the transaction costs directly related to the Acquisition not yet recognized as of September 30, 2020 with a corresponding decrease to Stockholders’ equity. As there is no continuing impact, the effect on operations from transaction costs is not included in the unaudited pro forma condensed combined statements of operations.
J Adjustments to accrued liabilities consist of the following:

As of September 30, 2020
(in thousands)
Recognition of operating lease liabilities (i)	$192
Recognition of transaction bonus (ii)	390
Total pro forma adjustment to accrued liabilities	$582
(i) Represents recognition of $0.2 million of current portion and $0.4 million of long-term operating lease liabilities (balance resides in other long term liabilities) in connection with the entering into a lease agreement with QinetiQ on the Acquisition date, for the office space in

Farnborough historically occupied by OptaSense. Prior to the Acquisition, the cost for the office space was allocated by QinetiQ to OptaSense via intercompany cost allocation.
(ii) Represents adjustment to accrued liabilities for an acquisition bonus of $0.4 million paid to employees of OptaSense subsequently to the acquisition transaction.
K Adjustments reflect accounting for the deferred income tax effects of the purchase accounting adjustments at the estimated blended statutory tax rate of 25%.
L Represents elimination of loan payable to the Parent, which was settled upon the Acquisition and not included in the assumed liabilities by the Company.
M Adjustments to Stockholders’ equity consist of the following:

As of September 30, 2020
(in thousands)
Elimination of OptaSense's historical equity	$(17,825)
Transaction costs recognized within retained earnings see J above	(2,150)
Total pro forma adjustment to stockholders' equity	$(19,975)

5.2. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments
N Adjustment comprised of the following:

	Nine months ended September 30, 2020	Year ended of December 31, 2019
	(in thousands)
Amortization of intangible assets, net (i)	$903	1,199
Elimination of pre-acquisition intangible asset amortization (ii)	(668)	(1,216)
Pro Forma adjustment to selling and administrative expenses	$235	$(17)
i. Represents increased amortization expense for the fair value of definite lived intangible assets recognized as part of acquisition accounting. Acquired intangible assets are assumed to be amortized on a straightline basis over expected useful lives of 3 - 15 years (see Note 3 Preliminary Purchase Price and Preliminary Purchase Price Allocation).
ii. Represents net impact of removal of historical amortization expense.
O Income tax effects on the purchase accounting adjustments were calculated based on the estimated blended statutory income tax rate of 25% for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.